Exhibit 10.10
PROMISSORY NOTE

$981,000.00	December 31, 2005
For value received, we promise to pay Chris Wyatt or order ***Nine Hundred Eighty One Thousand Exact*** dollars, in lawful money of the United States of America, payable in one installment, together with interest at the rate of 8% per annum. The payment is to be made thirteen months from demand. If the said installment is not so paid, the whole of said principal sum and interest is to become immediately due and collectible at the option of the holder of this note. And in case suit action is instituted to collect this note or any portion thereof, I promise to pay such additional sum as the Court may adjudge reasonable as attorney’s fees in said suit of action. This note supersedes all other notes.

Due: thirteen months from demand	The Fashion House, Inc.

At: Los Angeles, CA

/s/John Hanna

John Hanna, President and CEO

Dated: _April 6, 2006

Chris Wyatt, Director